Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CABELA’S INCORPORATED

               Cabela’s Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Cabela’s Incorporated a resolution was duly adopted setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and submitting said amendments to a meeting of the stockholders of said corporation for consideration thereof. The amendments are as follows:

(1)     ARTICLE VI of the Amended and Restated Certificate of Incorporation is amended to read as follows:

“A.     The number of directors of the Corporation shall be determined by resolution of the Board of Directors. Elections of directors need not be by written ballot unless the Bylaws shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.

B.     Until the 2008 annual meeting of stockholders, the directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of Class I directors shall end on the date of the annual meeting held in calendar year 2008, the term of office of Class II directors shall end on the date of the annual meeting held in calendar year 2006, and the term of office of Class III directors shall end on the date of the annual meeting held in calendar year 2007. The term of each director elected at and after the 2006 annual meeting shall end at the first annual meeting following his or her election. Commencing with the annual meeting in 2008, the classification of the Board shall terminate, and all directors shall be of one class and shall serve for a term ending at the annual meeting following the annual meeting at which the director was elected.

C.     Vacancies occurring on the Board of Directors for any reason may be filled only by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for a term that shall end at the first annual meeting following his or her election and until such director’s successor shall have been duly elected and qualified. A director may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the outstanding voting stock of the Corporation entitled to vote at an election of directors. Notwithstanding the foregoing, a Class I, Class II, or Class III director may only be removed for cause by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote at an election of directors.”

(2)     ARTICLE IX of the Amended and Restated Certificate of Incorporation is amended to read as follows:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VI (excluding Section B thereof), VIII and IX of this Certificate may not be repealed or amended in any respect without the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote at an election of directors.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware, on May 10, 2006, at which meeting the necessary number of shares as required by statute and the Amended and Restated Certificate of Incorporation were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Cabela’s Incorporated has caused this Certificate to be signed by Dennis Highby, its President and Chief Executive Officer, and attested to by Reed Gilmore, its Secretary, this 10th day of May, 2006.

CABELA’S INCORPORATED

By:	/s/ Dennis Highby
Dennis Highby, President and
Chief Executive Officer
ATTEST:

/s/ Reed Gilmore
Reed Gilmore, Secretary
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